Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 23, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Amrose Oil Company
Houston, Texas

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Amrose Oil Company of our report dated June 26, 2012, relating to the financial statements of Amrose Oil Company as of and for the period ending December 31, 2011, and the reference to us under the caption "Interest of Named Experts".

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan